Exhibit 99.1

Cantel Medical Corp.
150 Clove Road
Little Falls, New Jersey 07424
http://www.cantelmedical.com

MEDIA RELEASE  •  MEDIA RELEASE  •  MEDIA RELEASE

CANTEL MEDICAL REPORTS FINANCIAL RESULTS FOR THE

THIRD QUARTER ENDED APRIL 30, 2017

•                  Revenue of $192.1 million, up 10.6% with organic growth of 7.4%

•                  GAAP EPS of $0.42 up 23.5%

•                  Non-GAAP EPS of $0.51 up 15.9%

LITTLE FALLS, New Jersey (June 8, 2017) ... CANTEL MEDICAL CORP. (NYSE:CMD) reported GAAP net income of $17,511,000, or $0.42 per diluted share, on a 10.6% increase in sales to $192,113,000 for the third quarter ended April 30, 2017. This compares with net income of $14,019,000, or $0.34 per diluted share, on sales of $173,703,000 for the third quarter ended April 30, 2016.

Non-GAAP net income increased 17.2% for the third quarter ended April 30, 2017 to $21,377,000, or $0.51 per diluted share, compared with non-GAAP net income of $18,243,000, or $0.44 per diluted share, for the same quarter last year.

Jørgen B. Hansen, Cantel’s President and Chief Executive Officer stated, “We are pleased to report very solid sales growth and earnings performance this quarter. Our 10.6% reported sales growth was driven by organic growth of 7.4%, acquisitions contributed 4.4% and foreign currency impact of (1.2%). We saw record performance internationally, where sales were up 18.1% overall, with strong underlying organic growth. Gross margin expanded 140 basis points to 47.6% driven by a strategic focus on driving favorable product mix as well as our strong execution of our continuous improvement efforts.”

Hansen added, “For the third consecutive quarter, our Healthcare Disposables segment yielded our strongest sales growth, up 21.5% with the majority of growth driven by the Accutron acquisition. Favorable product mix coupled with double-digit growth of our higher margin branded portfolio drove gross margin expansion in this segment.

Our Endoscopy segment had strong organic growth of 9.9%, which was an excellent result given the very strong performance in the prior year.  Sales performance was led by continued growth in consumables, chemistries, procedural products, and service, up 13.2%. In April, we successfully completed the acquisition of our distributed endoscopy business in Australia. We look forward to future growth in Australia as well as strengthening our leadership in the infection prevention category in this important market.

Overall sales in our Water Purification and Filtration segment increased 7.4%, which is in-line with our expectations. The continued strength of our backlog translated into solid shipments of equipment, which drove the majority of the growth over prior year. Order intake remained strong in the third quarter, and our backlog ended at a record level for the fourth consecutive quarter, positioning us well for the remainder of fiscal year 2017.

The Company has a strong balance sheet and continues to generate significant cash flow and EBITDAS. We finished the third quarter with cash of $30,873,000 and gross debt of $145,000,000, while generating adjusted EBITDAS of $38,813,000 in the quarter, up 11.5%.”

Conference Call Information

The Company will hold a conference call to discuss the results for the third quarter ended April 30, 2017 on Thursday, June 8, 2017 at 11:00 a.m. Eastern time.  In addition, during the conference call the Company will provide financial guidance with respect to its five-year strategic plan and for the full fiscal year ending July 31, 2017.

To participate in the conference call, dial 1-877-407-8033 (US & Canada) or 1-201-689-8033 (International) approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Thursday, June 8, 2017 through midnight on August 8, 2017 by dialing 1-877-481-4010 (US & Canada) or 1-919-882-2331 (International) and using conference ID #:10405

An audio webcast will be available via the Cantel website at www.cantelmedical.com.  A replay of the presentation will be archived on the Cantel web site for those unable to listen live. In addition, the Company will provide a supplemental presentation to complement the conference call. The presentation can be accessed on Cantel’s website in the Investor Relations section under presentations.

About Cantel Medical

Cantel Medical is a leading global company dedicated to delivering innovative infection prevention products and services for patients, caregivers, and other healthcare providers which improve outcomes, enhance safety and help save lives.  Our products include specialized medical device reprocessing systems for endoscopy and renal dialysis, advanced water purification equipment, sterilants, disinfectants and cleaners, sterility assurance monitoring products for hospitals and dental clinics, disposable infection control products primarily for dental and GI endoscopy markets, dialysate concentrates, hollow fiber membrane filtration and separation products. Additionally, we provide technical service for our products.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.

Contacts:	Milicent Brooks	Richard E. Moyer
	Cantel Medical Corp.	Cameron Associates, Inc.
	mbrooks@cantelmedical.com	richard@cameronassoc.com
	Phone: (973) 774-7452	Phone: (212) 554-5466

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30		April 30
	2017	2016	2017	2016

Net sales	$192,113	$173,703	$564,655	$485,753

Cost of sales	100,665	93,382	295,223	261,897

Gross profit	91,448	80,321	269,432	223,856

Expenses:
Selling	30,509	26,887	85,312	70,967
General and administrative	29,204	26,106	87,672	70,555
Research and development	4,291	4,065	13,328	10,899
Total operating expenses	64,004	57,058	186,312	152,421

Income from operations	27,444	23,263	83,120	71,435

Interest expense, net	1,084	871	3,303	2,487

Income before income taxes	26,360	22,392	79,817	68,948

Income taxes	8,849	8,373	25,436	25,286

Net income	$17,511	$14,019	$54,381	$43,662

Earnings per common share - diluted	$0.42	$0.34	$1.30	$1.05

Dividends per common share	$—	$—	$0.07	$0.06

Weighted average shares - diluted	41,799	41,751	41,793	41,723

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 30,	July 31,
	2017	2016
Assets
Current assets	$257,465	$222,742
Property and equipment, net	85,690	74,604
Intangible assets, net	128,139	111,719
Goodwill	308,169	280,318
Other assets	4,919	5,149
	$784,382	$694,532

Liabilities and stockholders’ equity
Current liabilities	$107,330	$96,335
Long-term debt	145,000	116,000
Other long-term liabilities	28,175	27,827
Stockholders’ equity	503,877	454,370
	$784,382	$694,532

SUPPLEMENTARY INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

In evaluating our operating performance, we supplement the reporting of our financial information determined under accounting principles generally accepted in the United States (“GAAP”) with certain internally driven non-GAAP financial measures, namely (i) non-GAAP net income, (ii) non-GAAP diluted earnings per share (“EPS”), (iii) income before interest, taxes, depreciation, amortization and stock-based compensation expense (“EBITDAS”), (iv) EBITDAS adjusted for atypical items (“Adjusted EBITDAS”), (v) net debt and (vi) organic sales. These non-GAAP financial measures are indicators of the Company’s performance that are not required by, or presented in accordance with, GAAP. They are presented with the intent of providing greater transparency to financial information used by us in our financial analysis and operational decision-making. We believe that these non-GAAP measures provide meaningful information to assist investors, shareholders and other readers of our Condensed Consolidated Financial Statements in making comparisons to our historical operating results and analyzing the underlying performance of our results of operations. These non-GAAP financial measures are not intended to be, and should not be, considered separately from, or as an alternative to, the most directly comparable GAAP financial measures.

Reconciliations of Net Income and Diluted EPS to Non-GAAP Net Income and Non-GAAP Diluted EPS

We define non-GAAP net income and non-GAAP diluted EPS as net income and diluted EPS, respectively, adjusted to exclude amortization, acquisition related items, significant reorganization and restructuring charges, major tax events and other significant items management deems atypical or non-operating in nature.

For the three and nine months ended April 30, 2017, we made adjustments to net income and diluted EPS to exclude (i) amortization expense, (ii) significant acquisition related items impacting current operating performance including legal, transaction and integration charges as well as fair value adjustments and (iii) restructuring charges. Additionally, we made adjustments to the nine months ended April 30, 2017 to exclude (i) costs associated with the planned retirement of our former Chief Executive Officer and (ii) the favorable impact of atypical income tax benefits to arrive at our non-GAAP financial measures, non-GAAP net income and non-GAAP diluted EPS.

For the three and nine months ended April 30, 2016, we made adjustments to net income and diluted EPS to exclude (i) amortization expense, (ii) significant acquisition related items, (iii) costs associated with the planned retirement of our former Chief Executive Officer and (iv) with respect to the nine months ended April 30, 2016, the favorable impact of tax legislation to arrive at our non-GAAP financial measures, non-GAAP net income and non-GAAP diluted EPS.

Amortization expense is a non-cash expense related to intangibles that were primarily the result of business acquisitions. Our history of acquiring businesses has resulted in significant increases in amortization of intangible assets that reduced the Company’s net income. The removal of amortization from our overall operating performance helps in assessing our cash generated from operations including our return on invested capital, which we believe is an important analysis for measuring our ability to generate cash and invest in our continued growth.

Acquisition related items consist of (i) prior year fair value adjustments to contingent consideration and other contingent liabilities resulting from acquisitions, (ii) due diligence, integration, legal charges and other transaction costs associated with our acquisition program and (iii) acquisition accounting charges for the amortization of the initial fair value adjustments of acquired inventory and deferred revenue. The adjustments of contingent consideration and other contingent liabilities are periodic adjustments to record such amounts at fair value at each balance sheet date. Given the subjective nature of the assumptions used in the determination of fair value calculations, fair value adjustments may potentially cause significant earnings volatility that are not representative of our operating results. Similarly, due diligence, integration, legal and other acquisition costs associated with our acquisition program, including acquisition accounting charges relating to recording acquired inventory and deferred revenue at fair market value, can be significant and also adversely impact our effective tax rate as certain costs are often not tax-deductible. Since all of these acquisition related items are atypical and often mask underlying operating performance, we excluded these amounts for purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current operating performance and a comparison to past operating performance.

In fiscal 2016, we announced the retirement of our former Chief Executive Officer and recorded costs associated with his planned retirement in our Condensed Consolidated Financial Statements in the second half of fiscal 2016 and the first quarter of fiscal 2017. Since these costs are atypical and masks our underlying operating performance, we made an adjustment to our net income and EPS to exclude such costs to arrive at our non-GAAP financial measures.

Reconciliations of Net Income and Diluted EPS to Non-GAAP Net Income and Non-GAAP Diluted EPS (con’t)

In the second and third quarters of fiscal 2017, we recorded severance and other restructuring costs, primarily in our Endoscopy segment, to improve operating efficiencies and realign resources for continued investment in strategic initiatives. We expect further restructuring costs to occur in the fourth quarter of fiscal 2017. Since restructuring costs have historically been infrequent and masks our underlying operating performance, we have made an adjustment to our net income and EPS to exclude such restructuring costs to arrive at our non-GAAP financial measures.

The consolidated effective tax rate for the nine months ended April 30, 2017 was favorably affected by the recording of excess tax benefits relating to stock awards that vested in October 2016. As a result of the adoption of a new accounting pronouncement on August 1, 2016, we no longer record excess tax benefits as an increase to additional paid-in capital, but record such excess tax benefits on a prospective basis as a reduction of income tax expense, which amounted to $2,241,000 in our first quarter of fiscal 2017. Since most of our stock awards were granted annually in our first quarter and vest on the anniversaries of the grant date, we do not anticipate the recording of additional significant excess tax benefits for the remainder of fiscal 2017. The magnitude of the impact of excess tax benefits generated in the future, which may be favorable or unfavorable, are dependent upon the Company’s future grants of stock-based compensation, the Company’s future stock price on the date awards vest in relation to the fair value of awards on grant date and the exercise behavior of the Company’s option holders. Since these favorable tax benefits are largely unrelated to our current year’s income before taxes and is unrepresentative of our normal effective tax rate, we excluded its impact on net income and EPS for our first quarter of fiscal 2017 for the purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current performance and a comparison to past performance.

The prior year consolidated effective tax rate was favorably affected by tax legislation enacted in the United States and internationally that enabled us to record favorable tax benefits in our second quarter of fiscal 2016 relating to the entire calendar 2015. Since these favorable tax benefits were largely unrelated to our second quarter’s income before taxes and was unrepresentative of our normal effective tax rate, we excluded its impact on net income and EPS for purposes of calculating these non-GAAP financial measures.

The reconciliations of net income to non-GAAP net income were calculated as follows:

	Three Months Ended		Nine Months Ended
(Amounts in thousands)	April 30,		April 30,
(Unaudited)	2017	2016	2017	2016

Net Income, as reported	$17,511	$14,019	$54,381	$43,662
Intangible amortization (1)	3,964	3,346	11,930	9,737
Acquisition related items (2)	720	1,682	1,795	3,213
CEO retirement costs (1)	—	1,162	1,937	1,162
Restructuring costs (1)	879	—	1,735	—
Income tax benefit on above adjustments (3)	(1,697)	(1,966)	(5,286)	(4,198)
Excess tax benefit (3)	—	—	(2,241)	—
Tax legislative changes (3)	—	—	—	(800)
Non-GAAP net income	$21,377	$18,243	$64,251	$52,776

(1) Amounts are recorded in general and administrative expenses.

(2) For the three and nine months ended April 30, 2017, acquisition related items of $330 and $500, respectively, were recorded in cost of sales and $390 and $1,295 were recorded in general administrative expenses. For the three and nine months ended April 30, 2016, acquisition related items of $388 and $959, respectively, were recorded in cost of sales and $1,294 and $2,254 were recorded in general administrative expenses.

(3) Amounts are recorded in income taxes.

The reconciliations of diluted EPS to non-GAAP diluted EPS were calculated as follows:

	Three Months Ended				Nine Months Ended
	April 30,				April 30,
(Unaudited)	2017		2016		2017	2016

Diluted EPS, as reported	$0.42		$0.34		$1.30	$1.05
Intangible amortization, net of tax	0.07		0.06		0.20	0.16
Acquisition related items, net of tax	0.01		0.03		0.03	0.05
CEO retirement costs, net of tax	—		0.02		0.03	0.02
Restructuring costs, net of tax	0.02		—		0.03	—
Excess tax benefit	—		—		(0.05)	—
Tax legislative changes	—		—		—	(0.02)
Non-GAAP diluted EPS	$0.51	(1)	$0.44	(1)	$1.54	$1.26

(1) The summation of each diluted EPS amount does not equal the non-GAAP diluted EPS due to rounding.

Reconciliation of Net Income to EBITDAS and Adjusted EBITDAS

We believe EBITDAS is an important valuation measurement for management and investors given the increasing effect that non-cash charges, such as stock-based compensation, amortization related to acquisitions and depreciation of capital equipment, has on the Company’s net income. In particular, acquisitions have historically resulted in significant increases in amortization of intangible assets that reduce the Company’s net income. Additionally, we regard EBITDAS as a useful measure of operating performance and cash flow before the effect of interest expense and is a complement to operating income, net income and other GAAP financial performance measures.

We define Adjusted EBITDAS as EBITDAS excluding the same atypical items as previously described as adjustments to net income. We use Adjusted EBITDAS when evaluating the operating performance of the Company because we believe the exclusion of such atypical items, of which a significant portion are non-cash items, is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period.

The reconciliations of net income to EBITDAS and Adjusted EBITDAS were calculated as follows:

	Three Months Ended		Nine Months Ended
(Amounts in thousands)	April 30,		April 30,
(Unaudited)	2017	2016	2017	2016

Net income, as reported	$17,511	$14,019	$54,381	$43,662

Interest expense, net	1,084	871	3,303	2,487
Income taxes	8,849	8,373	25,436	25,286
Depreciation	3,774	3,061	10,922	8,754
Amortization	3,964	3,346	11,930	9,737
Loss on disposal of fixed assets	87	66	489	177
Stock-based compensation expense	1,945	2,242	6,983	5,837

EBITDAS	37,214	31,978	113,444	95,940

Acquisition related items	720	1,682	1,795	3,213
CEO retirement costs	—	1,162	1,937	1,162
Restructuring costs	879	—	1,735	—

Adjusted EBITDAS	$38,813	$34,822	$118,911	$100,315

Reconciliation of Debt to Net Debt

We define net debt as long-term debt less cash and cash equivalents. Each of the components of net debt appears in the Condensed Consolidated Balance Sheets. We believe that the presentation of net debt provides useful information to investors because we review net debt as part of our management of our overall liquidity, financial flexibility, capital structure and leverage.

The reconciliations of debt to net debt were calculated as follows:

(Amounts in thousands)	April 30,	July 31,
(Unaudited)	2017	2016

Long-term debt	$145,000	$116,000
Less cash and cash equivalents	(30,873)	(28,367)
Net debt	$114,127	$87,633

Reconciliation of Sales Growth to Organic Sales Growth

We define organic sales as net sales, calculated according to GAAP, less (i) the impact of foreign currency translation and (ii) net sales related to acquired businesses during the first twelve months of ownership and divestures during the periods being compared. We believe that reporting organic sales provides useful information to investors by helping identify underlying growth trends in our business and facilitating easier comparisons of our revenue performance with prior periods. We exclude the effect of foreign currency translation from organic sales because foreign currency translation is not under management’s control, is subject to volatility and can obscure underlying business trends. We exclude the effect of acquisitions because the nature, size, and number of acquisitions can vary dramatically from period to period and can obscure underlying business trends and make comparisons of financial performance difficult.

For the three months ended April 30, 2017, the reconciliation of sales growth to organic sales growth for total net sales and net sales of our four segments were calculated as follows:

(Unaudited)	Net Sales	Endoscopy Net Sales	Water Purification and Filtration Net Sales	Healthcare Disposables Net Sales	Dialysis Net Sales

Sales growth	10.6%	9.2%	7.4%	21.5%	3.5%
Impact due to foreign currency translation	1.2%	2.3%	0.1%	0.0%	0.1%
Sales related to acquisitions	-4.4%	-1.6%	0.0%	-20.9%	0.0%
Organic sales growth	7.4%	9.9%	7.5%	0.6%	3.6%

For the nine months ended April 30, 2017, the reconciliation of sales growth to organic sales growth for total net sales and net sales of our four segments were calculated as follows:

(Unaudited)	Net Sales	Endoscopy Net Sales	Water Purification and Filtration Net Sales	Healthcare Disposables Net Sales	Dialysis Net Sales

Sales growth	16.2%	17.8%	9.5%	30.2%	-9.5%
Impact due to foreign currency translation	1.2%	2.2%	0.1%	0.0%	0.1%
Sales related to acquisitions	-5.8%	-2.9%	0.0%	-25.2%	0.0%
Organic sales growth	11.6%	17.1%	9.6%	5.0%	-9.4%